Exhibit 99.1

December 4, 2012

FOR IMMEDIATE RELEASE

HDS International Announces Agreement with the City of Saint John, NB, Canada

PROVIDENCE, RI, December 4, 2012 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a renewable energy, waste management and eco-sustainability company, today announced that, through its wholly-owned Canadian subsidiary HDS Energy & Ecosystems NB, Ltd., it has entered into a seven year exclusivity agreement with the City of Saint John, NB, Canada for the installation of an anaerobic digester waste-to-energy system.

Having identified the City’s “Lancaster” Wastewater Treatment Facility through more than a year of discussions with the City as an attractive potential location capable of supporting up to 5 MW electric power, HDS will lead a feasibility study for Lancaster with support from the City.  The study will gather information to produce detailed budgetary data, define milestones and optimize the structure and risk/return profile fitting the project’s various constituents.

The envisioned Lancaster digester will draw biosolids and sludge directly from raw wastewater, prior to entry into Lancaster’s treatment lagoon.  This biowaste, along with other biodegradable materials, will be processed by the digester, producing biogas, energy and other byproducts that will be marketed and sold to generate revenue.  The digester will also reduce the City’s operating costs while increasing facility capacity and delivering significant benefits to the environment.

Unlike any other digester, the project at Lancaster will incorporate HDS’ breakthrough CO2 capture and reutilization technologies, unlocking substantial opportunities for value creation incremental to those in classical digestion. The feasibility study will incorporate the possibility of removing CO2 from pre-combustion biogas, enabling the compression of biogas; controlled-environment algae biomass production in the Lancaster lagoon utilizing wastewater nutrients and recycled CO2; and supplementing digester biomaterial with algae to boost biogas production.

By leading a partnered design, build, operate and maintain project, HDS stands to create value for its shareholders through economic participation in the project, which will be anchored by proven digester technologies.  By design, the presence of baseline cash flows from digestion will significantly mitigate commercialization hurdles in the overlay of innovative IP.

According to the American Biogas Council, there are almost one million digesters in operation globally today, with the market positioned to support outsized ongoing growth rates.  In the U.S., there are 191 digesters on farms, despite a population of more than 65,000 dairy farms, with other types of farms also able to benefit from digesters.  In the wastewater sector, 1,500 digesters operate at wastewater treatment plants, of which 250 use biogas and 1,250 flare it.  By comparison, there are over 17,000 wastewater treatment plants.  At Saint John, HDS intends to demonstrate that its technologies can improve efficiency, reduce costs and generate additional sources of revenue for digesters, effectively lowering the threshold at which digesters become economically viable for the owner/operator and increasing the addressable market exponentially.

Tassos Recachinas, HDS’ President and CEO, said “Today’s announcement represents a pivotal milestone for HDS, and I couldn’t be happier than I am in announcing a partner in Saint John.  The potential synergies between HDS’ leading proprietary intellectual property combined with the abundant economic potential of a thriving industrial center, plus the attractive geological and environmental characteristics of Saint John, make for limitless long-term possibilities.”

Under the terms of the agreement, HDS’ has received exclusive rights to any digester project involving the City’s municipal infrastructure for a period of seven years. The City of Saint John will assist HDS during the study by contributing staff support and through other internal means.  The City has also agreed to team on grant applications identified by HDS.  HDS will be responsible for any out-of-pocket costs incurred during the study.  The potential system is viewed as being aligned with the City’s planning and sustainability goals, and was executed by the Mayor and Common Clerk following a resolution by Common Council.

Graham Huddleston, P.Eng., Operations Manager of Saint John Water, said, “The idea of converting wastewater treatment byproduct from a substantial operating expense into a source of renewable energy and revenue while improving sustainability is exciting, to say the least.  This project has the potential to deliver significant benefits to the environment and the utility ratepayers, and we are anxious to continue working closely with HDS while they lead this feasibility study.”

For additional information, please refer to the Company’s regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture, biosequestration and algae biomass production solutions, for the production of biogas, biofuels, bioproducts, and carbon recycling and reutilization.  Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy, waste management and eco-sustainability. Please visit www.hdsicorp.com for more information.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," “may”, “would”, “will”, "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com